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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.    1   )*

                         Cummins Engine Company, Inc.
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                              (Name of Issuer)

                                 Common Stock
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                       (Title of Class of Securities)

                                231021 10 6
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO. 231021 10 6               13G             PAGE   2   OF   5   PAGES
          -----------                                    -----    -----

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


   Munder Capital Management
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
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                5  SOLE VOTING POWER


  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER


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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


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12 TYPE OF REPORTING PERSON*

        IA
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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO. 231021 10 6                    13G                   Page 3 of 5 pages

ITEM 1.

         (a)     Name of Issuer:

                 Cummins Engine Company, Inc. (the "Company")

         (b)     Address of Issuer's Principal Executive Offices:

                 500 Jackson Street
                 Columbus, Indiana  47202-3005


ITEM 2.

         (a)     Name of Person Filing:

                 Munder Capital Management ("Munder")

         (b)     Address of Principal Business Office:

                 Munder Capital Center
                 480 Pierce Street, Suite 300
                 P.O. Box 3043
                 Birmingham, MI  48012-3043

         (c)     Citizenship:

                 Munder is a general partnership organized under the laws of the State of Delaware

         (d)     Title of Class of Securities:

                 Common Stock ("Common Stock")

         (e)     CUSIP Number:

                 231021 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

/X/      (e)     Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940

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CUSIP NO. 231021 10 6                    13G                  Page 4 of 5 pages

ITEM 4.          OWNERSHIP

                 Not Applicable


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                 securities, check the following                 [x]


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable
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CUSIP NO. 231021 10 6                    13G                   Page 5 of 5 pages

ITEM 10.         CERTIFICATION

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


                                        SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        MUNDER CAPITAL MANAGEMENT,
                                        a Delaware general partnership


                                        By:      /s/Terry Gardner
                                                 -----------------------
Dated:      2/13/97                     Its:     Vice President and CFO
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